                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                Radiologix, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                               [RADIOLOGIX LOGO]

                           3600 JP Morgan Chase Tower
                                2200 Ross Avenue
                            Dallas, Texas 75201-2776
                            Telephone (214) 303-2776

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

To the Stockholders of Radiologix, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Radiologix, Inc., a Delaware corporation (the "Company"), will be held at 2200 Ross Avenue, 39th Floor, Dallas, Texas 75201-2776, on Tuesday, June 11, 2002, at 8:00 a.m., Dallas, Texas time, for the following purposes:

          (1) To elect six individuals to serve as directors until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

          (2) To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for 2002.

          (3) To transact any other business that may properly come before the meeting or any adjournments of the meeting.

     These items of business are more fully described in the proxy statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 16, 2002, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and any adjournments.

     All stockholders are invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL OUT, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed in the United States. Proxies forwarded by or for brokers or fiduciaries should be returned in accordance with their instructions to you.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Paul M. Jolas

                                            Paul M. Jolas
                                            General Counsel, Executive Vice
                                            President and Secretary

Dallas, Texas
April 22, 2002

                               [RADIOLOGIX LOGO]

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2002

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

GENERAL

     The Board of Directors of Radiologix, Inc. ("Radiologix" or the "Company") is soliciting the accompanying proxy for use at the Company's Annual Meeting of Stockholders to be held on Tuesday, June 11, 2002, at 8:00 a.m. Dallas, Texas, time (the "Annual Meeting") and at any adjournments of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 2200 Ross Avenue, 39th Floor, Dallas, Texas 75201-2776. The Company's telephone number is
(214) 303-2776. This proxy statement, the accompanying proxy card and a copy of the Company's 2001 Annual Report to Stockholders are first being sent or given to stockholders on or about April 30, 2002.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on April 16, 2002 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and any adjournments. On the Record Date, 20,403,974 shares of the Company's Common Stock, par value $.0001 per share ("Common Stock") were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given in response to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked before they are voted at the Annual Meeting by (i) filing a written notice of revocation bearing a later date than the accompanying proxy card with the Company's Secretary (Paul M. Jolas), (ii) executing a later dated proxy card relating to the same shares and delivering it to the Company's Secretary before or at the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

VOTING AND SOLICITATION

     Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters submitted for a vote at the Annual Meeting. Cumulative voting for the election of directors is not permitted.

     Radiologix will bear the cost of soliciting proxies. Radiologix will also reimburse brokerage firms and others representing beneficial owners of Common Stock for expenses incurred in forwarding solicitation materials to beneficial owners. The Company's directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone, internet or letter.

QUORUM; ABSTENTIONS, BROKER NON-VOTES

     The required quorum for transacting business at the Annual Meeting is a majority of the votes eligible to be cast by holders of Common Stock issued and outstanding on the Record Date. Shares voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum. They are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast").

     While no definitive Delaware statutory or case law addresses the proper treatment of abstentions, we believe that abstentions should be counted to determine both (i) the presence or absence of a quorum for transacting business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, we intend to treat abstentions the same as a vote against a proposal.

     Brokers who hold shares in street name for customers generally may not vote on certain matters unless they have received instructions from beneficial owners. Brokers who do not receive instructions, however, may vote on the election of directors. In this proxy statement, "broker non-votes" means votes that brokers could have cast on other matters with respect to uninstructed shares if the brokers had received their customers' instructions. The Delaware Supreme Court has held that, while broker non-votes should be counted to determine the presence or absence of a quorum, broker non-votes should not be counted in determining the number of Votes Cast with respect to a particular proposal on which a broker has expressly not voted. Radiologix intends to treat broker non-votes in this manner. Accordingly, a broker non-vote will not have any effect on the outcome of the voting on proposals other than the proposal to ratify the appointment of the independent public accountants.

                       PROPOSAL I: ELECTION OF DIRECTORS

NOMINEES

     The Company's Board of Directors currently consists of five members. When directors are elected at the Annual Meeting, the Board will increase to six members. All six positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote all proxies received FOR the Company's nominees named below. If any nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present Board to fill the vacancy. Radiologix is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

     The nominees' names and certain information about each of them are set forth below.

                                                                             DIRECTOR
NAME                               AGE           CURRENT POSITION             SINCE
----                               ---           ----------------            --------
Marvin S. Cadwell................  59                 Nominee                Nominee
Paul D. Farrell(1)(2)............  38                Director                 2000
Joseph C. Mello(1)(2)............  43                Director                 2001
Derace L. Schaffer, M.D.(2)......  54                Director                 1996
Michael L. Sherman, M.D.(2)......  59                Director                 1997
Mark L. Wagar....................  50      Chairman of the Board, Chief       1998
                                          Executive Officer and Director

---------------

(1) Member of the Audit Committee of the Board

(2) Member of the Compensation and Stock Plan Administration Committee of the Board

     Marvin S. Cadwell is a nominee for director. He has served since December 2001 as President and Chief Executive Officer of SoftWatch, Ltd., a company that provides internet software for the healthcare industry. From August 1995 until September 2000, Mr. Cadwell was President, Chief Executive Officer and a director of Shared Medical Systems Corporation, an application service provider
(ASP) that supplies information systems to healthcare providers. He served as President and a director of that company starting in April 1995, and held a series of executive positions for various operations starting in 1975. Since 2001, Mr. Cadwell has also served as a director of eHealth Contracts, Inc., which provides contract management software to hospitals. He received his B.S. in Management from Wayne State University.

     Paul D. Farrell (CFA) has been a Radiologix director since 2000. Since November 2001, he has served as Senior Vice President of Pequot Capital, a private investment advisory firm. From February 2000 to November 2001, Mr. Farrell was a partner with WR Capital Partners, an investment partnership focused on leveraged investments in private and public small capitalization companies. He also served as a director of iClips, Inc., a video messaging service company, from March 2000 to January 2002. From August 1991 until he joined WR Capital Partners, Mr. Farrell was employed at Goldman Sachs & Co. as a Managing Director and Chief Investment Officer of the U.S. value investment team. Prior to joining Goldman Sachs & Co., Mr. Farrell served as a Managing Director at Plaza Investments, the investment subsidiary of GEICO Corp., a major insurance company. From June 1986 through January 1991, Mr. Farrell was a Vice President of Goldman Sachs & Co. in the investment research department and was responsible for forming that firm's Emerging Growth Research Group. Mr. Farrell received his B.A. and M. A. in Economics from Yale University in 1985.

     Joseph C. Mello has been a Radiologix director since 2001. He has been Chief Operating Officer of Davita, Inc., a public company engaged in the business of owning and operating dialysis centers, since June 2000. Prior to joining Davita Inc., Mr. Mello served as President and Chief Executive Officer of Vivra Asthma & Allergy from April 1998. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including Senior Vice President/Chief Operating Officer -- Southeastern region from March 1997 to April 1998. Prior to joining MedPartners, Mr. Mello was a partner with KPMG LLP, from 1984 to 1994.

     Derace L. Schaffer, M.D. is a Radiologix founder and director. Dr. Schaffer is founder and since 1990 has served as Chairman of the Lan Group, a venture capital firm. From January 1980 until December 2001, Dr. Schaffer was Chairman and Chief Executive Officer of The IDE Group, P.C., one of the radiology practices with which Radiologix has a contractual relationship. He continues to serve as a director. Dr. Schaffer is founder and Chairman of Patient InfoSystems, Inc., a public company. He is also a member of the boards of directors at Logisticare, Inc.; a non-emergency medical transportation company, Allion Healthcare, Inc., which provides home healthcare, and MedEView, Inc., a company providing internet interconnectivity to physicians with moving medical images, clinical reports and related information. Dr. Schaffer is a board certified radiologist. He received his postgraduate radiology training at the Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society, and is Clinical Professor of Radiology at the University of Rochester School of Medicine.

     Michael L. Sherman, M.D. has been a Radiologix director since 1997. Dr. Sherman served as President from 1995 to 2001 and is currently Chairman of the Board of Advanced Radiology, P.A., an 80-person radiology practice in Baltimore, Maryland, with which Radiologix has a contractual relationship. He is a director of MedStar Health, a seven-hospital system in the Baltimore-Washington, D.C. market. Dr. Sherman attended Duke University and University of Maryland Medical School, where he also received his radiology training.

     Mark L. Wagar has served as Chairman and Chief Executive Officer of Radiologix since June and May of 1998, respectively. Mr. Wagar was appointed President and Chief Executive Officer of Radiologix in May 1998 and served as President until February 2000, when Mr. Martin was appointed President. He was appointed a director and Chairman of Radiologix in June 1998. Previously, he served as President and Chief Operating Officer of MedPartners, Inc. (now known as Caremark, Inc.); a publicly-traded healthcare services company providing pharmacy, disease management services and practice management services. Mr. Wagar joined MedPartners through its acquisition of Mullikin Medical Enterprises in 1995 where he was Chief Operating Officer. Prior to his work at Mullikin, he was President of CIGNA HealthCare of California. With over 28 years of healthcare executive experience, Mr. Wagar has served a variety of public and private for-profit companies as well as several not-for-profit hospitals. He received his B.A. from The Ohio State University in 1973 and a Masters of Science in healthcare administration in 1976 from The Ohio State University.

     No family relationships exist among any of the nominees or between any Radiologix director or executive officer.

     The affirmative vote of a plurality of the Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director named above. Votes may be cast in favor or withheld; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.

     THE BOARD RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                      MEETINGS OF DIRECTORS AND COMMITTEES

     Radiologix is managed under the direction of the Board. The Board meets to review significant developments affecting Radiologix and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met 15 times during 2001. Each member of the Board participated in at least 75% of all Board and applicable committee meetings held.

     The Board has established Audit and Compensation and Stock Plan Administration Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2001 are described below. The Board does not have a standing nominating committee.

     Audit Committee. The Audit Committee provides the opportunity for direct communication between the independent public accountants and the Board. The Audit Committee meets with the certified public accountants periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures. Members of the Audit Committee are Joseph C. Mello and Paul D. Farrell. The Audit Committee met three times in 2001.

     Compensation and Stock Plan Administration Committee. The Compensation and Stock Plan Administration Committee (the "Compensation Committee") provides recommendations to the Board regarding salaries and other compensation of Radiologix executive officers. All non-employee directors participated in executive compensation decisions of the Compensation Committee during 2001. The Compensation Committee met once during 2001.

                  PROPOSAL II: RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has been appointed as the Company's independent public accountants for 2002, subject to stockholder ratification. Representatives of Ernst & Young LLP and of Arthur Andersen LLP, the Company's independent public accountants for 2001, are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     From the Company's inception through 2001, Arthur Andersen LLP served as the Company's independent public accountants. As a result of the uncertain future of this firm resulting from its indictment by the United States Department of Justice following the bankruptcy of Enron Corp., Radiologix released it from future service to the Company effective April 22, 2002. Arthur Andersen LLP's report on the Company's financial statements never contained an adverse opinion or disclaimer of opinion, nor was it ever qualified or modified as to uncertainty, audit scope, or accounting principles. Radiologix and Arthur Andersen LLP never had any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company's Audit Committee recommended and approved the decision to release Arthur Andersen LLP.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP. Brokers holding shares for which beneficial owners do not provide voting instructions are entitled to vote on the appointment of the independent public accountants. Therefore, broker non-votes will have the effect of votes AGAINST this matter.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") operates under a written charter adopted by the Board of Directors in June 2000 in accordance with Securities and Exchange Commission and American Stock Exchange rules. Members of the Audit Committee are Paul D. Farrell and Joseph C. Mello.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent public accountants.

     In this context, the Audit Committee met and held discussions with management, who represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the independent public accountants. The Audit Committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent public accountants also provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent public accountants their independence.

     Based upon the Audit Committee's discussion with management and the independent public accountants, and the Audit Committee's review of management's representation and the independent public accountants' report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for 2001, filed with the Securities and Exchange Commission.

     For the year 2002, the Audit Committee recommended the appointment of Ernst & Young LLP as the Company's independent public accountants. The decision to change independent public accountants was not the result of any dissatisfaction with Arthur Andersen LLP. Rather, the decision reflected the Audit Committee's view that changing independent accountants was in the Company's best interest given the uncertainty stemming from the effect of Enron Corp.'s bankruptcy and subsequent events on Arthur Andersen LLP.

                                            Members of the Audit Committee:

                                            Paul D. Farrell (Chairman)
                                            Joseph C. Mello

INDEPENDENT ACCOUNTANT FEES

     2001 Audit Firm Fee Summary. During 2001, Radiologix retained Arthur Andersen LLP to provide services in the following categories and amounts:

Audit Fees..................................................   $225,000
Financial Information Systems Design and Implementation
  Fees......................................................   $      0
All Other Fees*.............................................   $365,000

---------------

* Includes accounting, transaction, and securities regulatory consulting, tax services (compliance/returns), and tax services (consulting)

     The Audit Committee considered the services that Arthur Andersen LLP performed for Radiologix other than in conjunction with the audit and review of its consolidated financial statements and determined that those services are compatible with maintaining Arthur Andersen LLP's independence.

                                 OTHER BUSINESS

     The enclosed proxy card confers on the proxy holders discretionary authority to vote on other business that may properly come before the Annual Meeting, including matters as to which Radiologix did not receive notice a reasonable time before this proxy statement is mailed. Management knows of no other such business. If any other business properly comes before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent as Radiologix may recommend.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information about beneficial ownership of the Common Stock as of April 16, 2002, by (i) all persons known to Radiologix to own beneficially more than 5% of the outstanding Common Stock, (ii) each Radiologix director and nominee for director, (iii) each Radiologix executive officer, and (iv) all Radiologix directors and executive officers as a group. See "Executive Compensation -- Stock Option Grants and Exercises" for additional information about options that are not currently exercisable.

                                                           SHARES OF          PERCENTAGE OF
                                                          COMMON STOCK         OUTSTANDING
                                                          BENEFICIALLY         COMMON STOCK
NAME(1)                                                     OWNED(2)        BENEFICIALLY OWNED
-------                                                ------------------   ------------------
Mark L. Wagar(3).....................................        480,332               2.3%
Mark S. Martin(4)....................................        300,664               1.5%
Sami S. Abbasi(5)....................................         62,083                  *
Paul M. Jolas(6).....................................        242,698               1.2%
Marvin S. Cadwell....................................              0                  *
Paul D. Farrell(7)...................................         91,000                  *
Joseph C. Mello......................................          4,000                  *
Derace L. Schaffer, M.D.(8)..........................        689,574               3.4%
Michael L. Sherman, M.D.(9)..........................        128,400                  *
All directors and executive officers as a group (nine      1,998,751               9.3%
  persons)(10).......................................
T. Rowe Price Associates, Inc.(11)...................      1,291,100               6.5%
  100 E. Pratt Street
  Baltimore, MD 21202
DB Capital Partners SBIC, L.P.(12)...................      3,218,484              14.1%
  130 Liberty Street
  New York, 10006
Taunus Corp.
  31 West 52nd Street
  New York, NY 10019

---------------

  *  Less than one percent.

 (1) The address of all individuals named in the table is c/o Radiologix, Inc., 3600 JP Morgan Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201-2776.

 (2) Beneficial ownership includes voting or investment power with respect to securities in accordance with rules of the Securities and Exchange Commission. Common Stock issuable within 60 days upon exercise or conversion of an option or other security is deemed outstanding and to be beneficially owned by the option or other security holder to compute the holder's percentage ownership. It is not deemed outstanding for in computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table has sole voting and investment power over all shares shown as beneficially owned by that stockholder.

 (3) Includes 480,332 shares underlying options exercisable within 60 days.

 (4) Includes 300,664 shares underlying options exercisable within 60 days.

 (5) Includes 62,083 shares underlying options exercisable within 60 days.

 (6) Includes 236,698 shares underlying options exercisable within 60 days.

 (7) Includes options to purchase 20,000 shares exercisable within 60 days.

 (8) Includes options to purchase 36,332 shares exercisable within 60 days.

 (9) Includes options to purchase 56,332 shares exercisable within 60 days.

(10) Includes options to purchase 1,192,441 shares exercisable within 60 days.

(11) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole voting power. T. Rowe Price Associates, Inc. has sole dispositive power over all shares included in the table. It has sole voting power over 237,800 shares included in the table. T. Rowe Price Associates disclaims beneficial ownership of these securities. The information included in the table and in this footnote is derived from T. Rowe Price Associates, Inc.'s Schedule 13G dated February 14, 2002, filed with the Securities and Exchange Commission and from correspondence to Radiologix from that entity.

(12) Includes rights to acquire 3,218,484 shares upon conversion of subordinated notes within 60 days. These securities are owned by DB Capital Partners SBIC, L.P., which is an indirect subsidiary of Taunus Corp. These entities share dispositive power and voting power over the shares included in the table. The information included in the table and in this footnote is derived from these entities' Schedule 13G/A dated February 13, 2002, filed with the Securities and Exchange Commission.

                        EXECUTIVE OFFICERS OF RADIOLOGIX

     Set forth below is information about each executive officer of Radiologix, including their ages as of April 16, 2002, and their positions with Radiologix.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Mark L. Wagar.........................  50    Chairman of the Board, Chief Executive
                                                Officer and Director
Mark S. Martin........................  42    President and Chief Operating Officer
Sami S. Abbasi........................  36    Executive Vice President and Chief
                                                Financial Officer
Paul M. Jolas.........................  38    Executive Vice President, General
                                              Counsel and Secretary

     Messrs. Wagar, Martin, Abbasi and Jolas serve pursuant to employment agreements. Information regarding each executive officer who is not a director nominee is set forth below.

     Mark S. Martin was promoted to President from Senior Vice President in February 2000, and has served as Chief Operating Officer of Radiologix since June 1996. From January 1993 through June 1996, Mr. Martin served as Executive Vice President of Practice Management Development and Support for Medaphis Physician Services Corporation, a subsidiary of Medaphis Corporation (currently known as PerSe Technologies, Inc.), a publicly-traded company that provides business and information services to physicians, physician group practices and hospitals. From October 1987 through December 1992, he served as Vice President of Financial Services for CompMed, Inc., a company that provided comprehensive management and administrative services to hospital-based physicians and physician groups, with a primary emphasis on radiology. From 1982 through 1987, Mr. Martin was employed by KPMG Peat Marwick as a tax manager. Mr. Martin was licensed as a Certified Public Accountant in 1982. He received his B.A. in accounting from Capital University.

     Sami S. Abbasi rejoined Radiologix as Chief Financial Officer and Executive Vice President in December 2000. From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry. From August 1996 through December 1999, he was Chief Financial Officer and Senior Vice President of Radiologix. From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions. From June 1988 through January 1995, he held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group. Mr. Abbasi received his M.B.A. from the University of Rochester and his B.A. in Economics from the University of Pennsylvania.

     Paul M. Jolas was promoted to Executive Vice President from Senior Vice President in December 2000 and has served as General Counsel of Radiologix since August 1996 and as Secretary since October 1996. From September 1989 through July 1996, Mr. Jolas was an attorney with the law firm of Haynes and Boone, LLP in Dallas, Texas. He practiced in the corporate finance section and was responsible for a broad range of corporate and securities transactions including numerous initial and secondary public offerings of equity and debt securities, mergers and acquisitions and public company reporting requirements. Mr. Jolas received his J.D. from Duke University School of Law and his B.A. in economics from Northwestern University.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning annual and long-term compensation for services in all capacities to Radiologix for 2001, 2000 and 1999 for Radiologix's (i) Chief Executive Officer and (ii) its three other executive officers (collectively, with the Chief Executive Officer, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                             ANNUAL COMPENSATION(1)     SECURITIES
                                                             -----------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                           YEAR     SALARY       BONUS        OPTIONS
---------------------------                           ----   ----------   ----------   ------------
Mark L. Wagar.......................................  2001    $425,000     $405,000           --
  Chairman of the Board and                           2000     415,475       60,000      120,000
  Chief Executive Officer                             1999     398,269           --      100,000
Mark S. Martin......................................  2001    $325,000     $295,000           --
  President and                                       2000     294,705       39,542      100,000
  Chief Operating Officer                             1999     233,442           --       30,000
Sami S. Abbasi(2)...................................  2001    $275,000     $315,000      200,000
  Executive Vice President and                        2000      38,087           --           --
  Chief Financial Officer                             1999     233,442           --       30,000
Paul M. Jolas.......................................  2001    $221,942     $185,000           --
  Executive Vice President,                           2000     195,631       27,000       58,000
  General Counsel and Secretary                       1999     179,018           --       20,000

---------------

(1) Perquisites are not included because the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with Securities and Exchange Commission regulations.

(2) Mr. Abbasi was appointed Executive Vice President and Chief Financial Officer on December 13, 2000.

STOCK OPTION GRANTS AND EXERCISES

     The following table sets forth information about options granted in 2001 to the Named Executives. Radiologix had outstanding 2,902,517 options to purchase Common Stock as of December 31, 2001.

                             OPTION GRANTS IN 2001

                                              INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                       ----------------------------------------------------------------   VALUE AT ANNUAL RATE
                           NUMBER OF                                                         OF STOCK PRICE
                           SECURITIES       PERCENT OF TOTAL                                APPRECIATION FOR
                           UNDERLYING       OPTIONS GRANTED    EXERCISE OR                   OPTION TERM(2)
                            OPTIONS         TO EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------
NAME                       GRANTED(1)         FISCAL YEAR       ($/SH)(1)       DATE       5%($)      10%($)
----                   ------------------   ----------------   -----------   ----------   --------   ---------
Mark L. Wagar........             0                 --               --             --         --          --
Mark S. Martin.......             0                 --               --             --         --          --
Sami S. Abbasi.......       175,000               28.6%           $4.88       12/13/10         --    $434,381
                             25,000                4.0%           $3.15        6/21/11    $49,525    $125,507
Paul M. Jolas........             0                 --               --             --         --          --

---------------

(1) The exercise price may be paid in shares of Common Stock owned by the Named Executive, in cash, or in any other form of valid consideration as determined by the Compensation Committee in its discretion.

(2) Dollar amounts in these columns represent the value that might be realized upon exercise of the options immediately before they expire, assuming that the market price of Common Stock appreciates from the grant date at assumed annual rates of 5% and 10% (compounded annually) until the end of the 10-year term. The Securities and Exchange Commission prescribed the assumed appreciation rates. They are not intended to forecast future appreciation, if any, of the price of the Common Stock. These numbers do not take into account option provisions for early expiration following termination of employment, nontransferability or vesting periods.

     The following table sets forth information about options exercised in 2001 by the Named Executives.

            AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT FISCAL             OPTIONS AT FISCAL
                               SHARES                             YEAR END(#)                 YEAR END($)(2)
                            ACQUIRED ON        VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       --------------   -----------   -----------   -------------   -----------   -------------
Mark L. Wagar............      46,000        $238,427       413,333        260,667      $  729,916      $858,684
Mark S. Martin...........          --              --       305,666         89,334       1,617,097       470,527
Sami S. Abbasi...........          --              --        40,000        160,000         219,450       877,800
Paul M. Jolas............          --              --       225,316         54,684       1,195,482       280,142

---------------

(1) The value realized equals the fair market value of the Common Stock acquired on the date of exercise minus the exercise price.

(2) Based on the closing price of the Common Stock of $10.15 per share as of December 31, 2001, less the option exercise price.

EMPLOYMENT CONTRACTS

     Radiologix has employment agreements with Messrs. Wagar, Martin, Abbasi and Jolas, each of whom receive annual salaries at the rate of $442,000, $338,000, $286,000 and $229,500, respectively. Each employment agreement has a term of one year with automatic successive one year renewals. Each employment agreement provides that if Radiologix terminates the employee (i) other than for cause or
(ii) upon disability, or (iii) if the employee voluntarily terminates employment due to an adverse change in duties, Radiologix will pay the employee one year's annual base salary at the most current rate in one lump sum, plus all accrued but unpaid wages and expense reimbursements. If the employee's employment terminates following a change in control transaction (as defined in the employment agreements), then Radiologix will pay the employee two times the employee's most recent annual base salary and two times the amount of the employee's most recent bonus, as well as provide up to two years of other employee benefits. Each employment agreement contains a covenant not to compete with Radiologix for a period of one year following termination of employment.

DIRECTOR COMPENSATION

     Pursuant to the Company's Amended and Restated Bylaws, Board members may be compensated in a manner and at a rate determined from time to time by the Board. Directors who are Radiologix employees do not receive additional compensation for service as a director. Under the Company's 1996 Stock Option Plan, directors who are not Radiologix employees receive options to purchase 10,000 shares of Common Stock per year of service. Historically, non-employee directors received $1,000 for each Board meeting attended in person and $500 for attendance via telephone. Directors were paid $500 for each committee meeting attended in person and $250 for attendance by telephone, unless the committee meeting was held on the same day as a Board meeting. To improve the Company's ability to attract and retain qualified individuals for Board service, the Board changed the cash component of its non-employee director compensation effective in 2002. Management used an independent compensation consultant to review current Board compensation and competitive industry practices. Directors will now be paid a monthly retainer of $1,000 for board service, $500 for committee service, and $250 for service as a committee chair. They will also be paid $1,000 for personal attendance at any board or committee meeting and $500 for attendance by telephone. The new cash compensation levels are more in line with independent survey results of cash compensation paid to directors of the Company's publicly held peers and similarly sized companies.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction of a public company to $1,000,000 for compensation paid to its chief executive officer or any of its four other highest paid officers. Radiologix has not adopted a policy with respect to annual executive compensation in excess of $1,000,000.

                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee is composed of independent directors and advisors who are not employees of Radiologix and who qualify as disinterested persons for purposes of Section 16(b) under the Securities Act of 1934. The Compensation Committee is responsible for reviewing all aspects of the Company's executive compensation programs and administering the Company's 1996 Stock Option Plan. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board policies and programs for the development of management personnel and management structure and organization. In 2001, all of the Company's non-employee directors participated in compensation decisions of the Compensation Committee. Mr. Farrell chaired Compensation Committee meetings. The Compensation Committee meets during the fiscal year to establish target base compensation levels for the Company's executive officers for that year and to finalize bonuses for the previous year's performance with the concurrence of the Board.

     The Compensation Committee believes that compensation for the Company's employees, including the Named Executives, must be in amounts sufficient to attract, retain and motivate employees, while at the same time maintaining a productive relationship to the Company's service and financial performance. Moreover, the Compensation Committee believes that compensation decisions should foster career opportunities for, and aid the development of, employees and encourage and reward employees who put the Company's interests ahead of their own.

     The Company's compensation philosophy is based on the following general principles:

     - To achieve compensation levels for employees through base salaries and bonuses (based on Company and individual performance) to attract and retain the most qualified individuals.

     - To align employees' and stockholders' interests in maximizing stockholder value by granting options to purchase Common Stock.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

     Radiologix entered into an employment agreement with Mr. Wagar in May 1998 upon his appointment as President and Chief Executive Officer. Mr. Wagar's employment agreement, which was amended in 2000, establishes a base salary and provides for bonuses determined by the Compensation Committee. The other Named Executives have similar agreements.

     In 2001, the Compensation Committee recommended and the Board approved option grants to Mr. Abbasi. In determining the number of shares to grant under these options, the Compensation Committee took into account the Company's performance, individual job performance, employee morale, and the Company's desire to properly compensate this executive. No specific weights were assigned to any of these factors.

     In addition, during 2000 the Compensation Committee and Board adopted a Company-wide cash compensation incentive program designed to encourage all employees to focus on results that will build sustainable value for patients, other customers and stockholders. The program gives every employee an opportunity for additional cash compensation if results are favorable on a variety of factors including patient satisfaction, revenue growth, EBITDA, days sales outstanding and resource management. Senior managers and executive officers have an additional factor related to economic value added based on return on invested capital.

     For the Named Executives, the Committee and the Board also undertook a review of total cash compensation including base salary and bonus potential related to performance. An independent compensation consultant was retained, and comparisons with public companies of similar size and business characteristics were reviewed. Target compensation ranges were adopted for the Named Executives that allow for competitive compensation if operating and service performance levels are favorable. Performance related bonuses are considered annually for the Named Executives based on the factors listed above in this report and on individual performance.

                                          2001 Compensation Committee Members:

                                          Joseph C. Mello
                                          Paul D. Farrell (Chairman)
                                          Derace L. Schaffer, M.D.
                                          Michael L. Sherman, M.D.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock over the period commencing November 21, 1997 (the first day after the effective date of the Company's initial public offering) and ending December 31, 2001, with the Russell 2000 Index and a Peer Group Index. Each index assumes $100 invested at the close of trading on November 21, 1997, and reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                           YEAR ENDING DECEMBER 2001

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------
                                 November
                                   1997      1997      1998      1999      2000      2001
-------------------------------------------------------------------------------------------
 Radiologix Inc.       Cum $     $100.00    $95.55    $56.74    $39.33    $44.94    $ 91.24
 Russell 2000          Cum $     $100.00    $101.10   $98.83    $119.94   $116.45   $119.52
 Peer Group Only(1)    Cum $     $100.00    $111.40   $122.66   $52.64    $122.36   $126.82

---------------

(1) The peer group index includes the following companies: Alliance Imaging, Inc., American Surgical Corporation, Ameripath, Inc., Pediatrix Medical, Inc., Syncor International Corporation, U.S. Oncology, Inc., and United Surgical Partners, Inc. The returns of each company included in the peer group index have been weighted according to its stock market capitalization at the beginning of each period included in the graph.

The indices used in the preceding graph are different from the indices used in the Company's proxy statement for its 2001 annual meeting of stockholders. The reason for the change is the Company's belief that comparing the Company's cumulative total return against the indices used in 2001 no longer provides meaningful information, for two reasons. First, the market capitalization of companies large enough to be included in the S&P 500 Index far exceeds the Company's market capitalization. Second, many of the companies originally included in the PPM Index and the Single Specialty PPM Index are not facilities-based companies and, as a result, are not in the same business as Radiologix. For these reasons, management replaced the S&P 500 Index with the Russell 2000 Index because market capitalization of the companies included in the latter index is more comparable to the Company's market capitalization. Management replaced the PPM Index and the Single Specialty PPM Index with a peer group index of its own selection. Management believes that its new peer group index provides a more meaningful comparison against the Company's cumulative total return because the companies included in the new index are all in the healthcare services industry and own and/or operate healthcare facilities.

     The following graph compares the cumulative total return on the Common Stock over the same period as the graph above with the PPM Industry Index, the Single Specialty PPM Index and the S&P 500. Each index assumes $100 invested at the close of trading on November 21, 1997, and reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                           YEAR ENDING DECEMBER 2001

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------
                                 November
                                   1997      1997      1998      1999      2000      2001
-------------------------------------------------------------------------------------------
 Radiologix Inc.       Cum $     $100.00    $95.55    $56.74    $39.33    $44.94    $ 91.24
 S & P 500             Cum $     $100.00    $106.43   $136.84   $165.64   $150.56   $132.67
 PPM Index             Cum $     $100.00    $88.20    $21.49    $19.74    $49.82    $ 59.85
 Single Specialty
  PPM Index            Cum $     $100.00    $106.51   $80.10    $40.21    $72.29    $ 89.72

---------------

Note: Corporate Performance graph with peer group uses peer group only performance (excludes Radiologix). Peer group indices use beginning of period market capitalization weighting.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     All of the Company's non-employee directors participated in compensation decisions of the Compensation Committee during 2001. None of them is or has been an officer or employee of any entity on which any executive officer of Radiologix or its subsidiaries serves as a director or a member of the compensation committee.

                              CERTAIN TRANSACTIONS

     During 2001, Advanced Radiology, P.A. (the radiology group for which Dr. Sherman serves as Chairman) and The IDE Group, P.C. (the radiology group for which Dr. Schaffer serves as a director) paid Radiologix $72,322,598 and $28,164,398, respectively, in service fees pursuant to the agreements between Radiologix and each radiology group.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Radiologix. Based solely upon its review of copies of the forms received, Radiologix believes that all such reports were submitted on a timely basis during 2001.

                             STOCKHOLDER PROPOSALS

     Pursuant to Securities and Exchange Commission rules, stockholder proposals must be delivered to Radiologix at its principal executive offices no later than December 31, 2002, to be considered for inclusion in the Company's proxy statement for the 2003 annual meeting of stockholders. Stockholder proposals should be directed to Radiologix, Inc., 3600 JP Morgan Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201-2776, Attention: Chief Executive Officer.

                                    GENERAL

     The 2001 Annual Report to Stockholders, which includes the Company's Report on Form 10-K, is being mailed to the stockholders with this proxy statement. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon payment of the Company's expenses in furnishing the exhibit(s). Any request for exhibits should be in writing addressed to Paul M. Jolas, General Counsel, Executive Vice President and Secretary, Radiologix, Inc., 3600 JP Morgan Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201-2776.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ Paul M. Jolas

                                            Paul M. Jolas
                                            General Counsel, Executive Vice
                                            President and Secretary

April 22, 2002

                                RADIOLOGIX, INC.

                                3600 CHASE TOWER
                                2200 ROSS AVENUE
                            DALLAS, TEXAS 75201-2776


             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 2002 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder(s) of Radiologix, Inc., a Delaware corporation (the "Company"), hereby appoints Mark L. Wagar and Paul M. Jolas, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2200 Ross Avenue, 39th Floor, Dallas, Texas 75201-2776, at 8:00 A.M., local time, on Tuesday, June 11, 2002, and at any adjournment thereof.



                           (continued on reverse side)


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

Unless otherwise indicated, this proxy will be voted FOR the election of the nominees named and FOR Proposal No. 2.


                                                          PLEASE MARK YOUR
                                                         VOTES AS INDICATED [ ]
                                                           IN THIS EXAMPLE

1.Election of Directors


FOR all nominees                   WITHHOLD
listed to the right               AUTHORITY
(except as marked to           to vote for all
nominees the contrary)       listed to the right

      [ ]                             [ ]


NOMINEES: 01 Marvin S. Cadwell;
          02 Paul D. Farrell;
          03 Joseph C. Mello;
          04 Derace L. Schaffer, M.D.;
          05 Michael L. Sherman, M.D.; and
          06 Mark L. Wagar

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

--------------------------------------------------------------------------------

2.Ratification of the appointment of Ernst &Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

                        FOR             AGAINST         ABSTAIN

                        [ ]               [ ]              [ ]


I will   [ ]           will not   [ ]    be attending
                                         the meeting


YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS, OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.



Dated:                                                , 2002
      ------------------------------------------------


--------------------------------------------------------------------------------
Signature


--------------------------------------------------------------------------------
Signature



--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o